Exhibit (a)(1)(ix)

THE U.S. OFFER WILL EXPIRE AT 5 P.M., NYC TIME (THE “EXPIRATION TIME”) ON JANUARY 18, 2024 (the “EXPIRATION DATE”), UNLESS THE U.S. OFFER IS EXTENDED.

NOTICE OF U.S. OFFER TO PURCHASE FOR CASH: All outstanding Common Shares held by U.S. holders and all American Depositary Shares, held by all holders, wherever located, of ALMACENES ÉXITO S.A. at a Purchase Price of the Colombian Peso equivalent of US$0.9053 PER SHARE OF COMMON STOCK and US$7.2424 PER AMERICAN DEPOSITARY SHARE by CAMA COMMERCIAL GROUP, CORP.

Cama Commercial Group, Corp. (the “Purchaser”), a Panamanian corporation and a wholly owned subsidiary of Clarendon Worldwide S.A., a Panamanian corporation, is offering to purchase all of the issued and outstanding Common Shares, par value COP 3.33 per share (the “Shares”), of Almacenes Éxito S.A. (“Éxito”), a Colombian corporation (sociedad anónima), including Shares represented by American Depositary Shares, each representing eight Shares (the “ADSs” and, together with the Shares, the “Securities”), from all holders of Shares resident in the United States who are “U.S. Person” (as defined) (“U.S. holders”) and all holders of ADSs wherever located, as applicable, for cash at a purchase price (i) for each Share of the Colombian peso equivalent of US$0.9053 per Share, payable in Colombian pesos based upon the Tasa Representativa del Mercado (TRM), published and certified by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia, or “SFC”) for the allocation date as set forth in the first offer notice for the Colombian Offer (as defined below) (the “Settlement TRM”), and (ii) for each ADS of US$7.2424 per ADS, payable in U.S. dollars, in each case, without interest, and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related notice of acceptance, letter of transmittal and notice of guaranteed delivery (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso cent, respectively. Through a concurrent offer in the Republic of Colombia (“Colombia”), Purchaser is offering to purchase all of the issued and outstanding Shares (including Shares represented by Brazilian Depositary Receipts, each representing four Shares (“BDRs”)) wherever located, including Shares held by holders resident in the United States, at the same purchase price of US$0.9053 per Share payable (i) for tendering holder who are Colombian residents or foreign residents registered with the Central Bank of Colombia (Banco Central de Colombia) as foreign direct investors (inversionistas directos extranjeros), at their election, in U.S. dollars or in Colombian pesos based upon the Settlement TRM or (ii) for tendering holders who are foreign residents registered with the Central Bank of Colombia as foreign portfolio investors (inversionistas portafolio extranjeros) only in Colombian pesos (the “Colombian Offer” and, together with the U.S. Offer, the “Offers”). Non-U.S. holders of Shares will not be permitted to tender their Shares (including Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Colombian Offer. ADSs (regardless of the location of the holders) may only be tendered into the U.S. Offer. Terms used but not defined in this announcement that are defined in the Offer to Purchase have the meaning given to such terms in the Offer to Purchase.

The U.S. Offer will expire on the Expiration Date, unless extended. Purchaser may extend the U.S. Offer in certain limited circumstances. No extension is currently contemplated. The Offer is conditioned on at least 51% of all of the Shares (including Shares represented by ADSs and BDRs) then issued and outstanding (determined on a fully-diluted basis) being validly tendered pursuant to the Offers (and not properly withdrawn) prior to the expiration of the Offers. The Purchaser and a group of Selling Shareholders executed the OPA Pre-Agreement on October 13, 2023. In the OPA Pre-Agreement the Selling Shareholders agree to tender 47.36% of all issued and outstanding Shares. The 47.36% of Shares tendered in the OPA Pre-Agreement contribute towards the Minimum Condition.

To participate in and be eligible to receive the Tender Price pursuant to the U.S. Offer, Security holders must validly tender their Securities by delivering, or arranging to have delivered on their behalf, valid executed required documents in accordance with the OTP. A tendering holder of ADSs is guaranteed delivery, so long as the applicable Tender Documents and Notice of Guaranteed Delivery are properly executed and submitted and the tendered ADSs are not withdrawn prior to the Expiration Date.

Securities previously tendered into the U.S. Offer can be withdrawn at any time before 5:00 p.m., NYC time, on the Expiration Date, unless the U.S. Offer is extended. If you have tendered Securities, you must properly complete and duly execute a notice of withdrawal for such Securities, and such notice must be received by the U.S. Tender Agent, as applicable, before 5:00 p.m., NYC time, on the Expiration Date, unless the U.S. Offer is extended.

For an explanation of certain effects of the Offers on the Securities and the rights of holders thereof as a result of the transaction, see the section entitled “Special Factors—Section 3. Certain Effects of the Offers” in the OTP.

For a holder of Securities that does not tender its Securities, the U.S. Offer will not constitute a taxable event for U.S. federal income tax purposes. For a U.S. Holder (as defined in the OTP) of Securities (or a Non-U.S. Holder (as defined in the OTP) of Securities that is subject to U.S. federal income tax on the disposition of the Securities) that tenders Securities in the U.S. Offer, such holder will generally recognize a capital gain or loss equal to the difference between the amount of cash received and the tax basis for the Securities tendered. If a Colombian withholding tax is withheld on such disposition of all or some such Shares, a holder’s amount realized for U.S. federal income tax purposes will include the gross proceeds of the disposition before deduction of the Colombian tax (see “The U.S. Offer — Section 6. Tax Consequences — Colombian Tax Consequences for U.S. Holders” in the OTP for more information on Colombian withholding taxes). See “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in the OTP for a more information on U.S. tax consequences of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the OTP and the Tender Documents and is incorporated herein by reference. Éxito has provided Purchaser with Éxito’s stockholder list and securities position listings in respect of the Securities for the purpose of disseminating the OTP, the Tender Documents and other relevant materials. To the extent required by law, Tender Documents will be mailed to record holders of Securities and will be furnished to brokers and other securities intermediaries whose names, or the names of whose securities intermediaries, are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of securities.

Any questions or requests for assistance may be directed to the Information Agent at its contact information set forth below. Additional copies of the Tender Documents may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchaser’s expense. Holders of Securities may also contact their broker, bank or other securities intermediary for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor, New York, NY 10005
Bankers and Brokers Call Collect: (212) 269-5550
Stockholders Call Toll-Free: (877) 732-3613 International: +1 914-218-4628
Email: EXTO@dfking.com

December 18, 2023

This announcement is not an offer to purchase or a solicitation of an offer to sell Securities. The U.S. Offer is made solely pursuant to the OTP and the related Tender Documents and is being made to all U.S. holders of Shares and all holders of ADSs, wherever located. The making of the U.S. Offer in jurisdictions other than the United States may be restricted or prohibited by law. Purchaser is currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If Purchaser becomes aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the Securities, Purchaser will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, Purchaser cannot comply, Purchaser will not make the U.S. Offer to holders of Securities in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.